Exhibit 99.1

INTERNATIONAL SEAWAYS ADOPTS

LIMITED DURATION STOCKHOLDER RIGHTS PLAN

New York, NY – May 9, 2022 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, announced today that its Board of Directors has unanimously adopted a limited duration stockholder rights plan (the “Rights Plan”).

The Rights Plan is intended to enable all Company stockholders to realize the long-term value of their investment in the Company. The Rights Plan will reduce the likelihood that any person or group gains control of the Company through open market accumulation, or other tactics potentially disadvantaging the interests of all stockholders, without paying all stockholders an appropriate control premium or providing the Company’s Board of Directors sufficient time to make informed decisions in the best interest of all stockholders.

The Rights Plan is not intended to interfere with any transaction that the Board of Directors determines to be in the best interests of stockholders, nor does the Rights Plan prevent the Board of Directors from considering any proposal.

The Rights Plan is similar to those adopted by other publicly traded companies. Pursuant to the Rights Plan, the Company will distribute one right for each share of common stock outstanding as of the close of business on May 19, 2022. While the Rights Plan is effective immediately, the rights generally would become exercisable only if a person or group acquires beneficial ownership, as defined in the Rights Plan, of 17.5% or more of the Company’s common stock in a transaction not approved by the Company's Board of Directors. In that situation, each holder of a right (other than the acquiring person or group) will have the right to purchase, upon payment of the then-current exercise price, a number of shares of Company common stock having a market value of twice the exercise price of the right. In addition, at any time after a person or group acquires 17.5% or more of the Company’s common stock (unless such person or group acquires 50% or more), the Company’s Board of Directors may exchange one share of the Company’s common stock for each outstanding right (other than rights owned by such person or group, which would have become void). If a person or group beneficially owns 17.5% or more of the Company’s common stock at the time of the adoption of the rights plan, such ownership will be “grandfathered” at the level of ownership at the time of the adoption of the Rights Plan, but the rights would become exercisable if such person or group subsequently acquires any additional shares of Company common stock.

The Rights Plan will expire on May 7, 2023. The Company’s Board of Directors may consider an earlier termination of the Rights Plan if market and other conditions warrant.

Further details of the Rights Plan will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that the Company will be filing with the U.S. Securities and Exchange Commission (“SEC”). These filings will be available on the SEC’s web site at www.sec.gov.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 84 vessels, including 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s, 40 MR tankers and three Handysize tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
Tom Trovato, International Seaways, Inc.
(212) 578-1602
ttrovato@intlseas.com

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